As filed with the Securities and Exchange Commission on October 5, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN COMMUNITY BANCSHARES, INC.

(Exact Name of Registrant as Specified in its Charter)

NORTH CAROLINA	56-2179531
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4500 Cameron Valley Parkway, Suite 150

Charlotte, North Carolina 28211

(704) 225-8444

(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive offices)

American Community Bank 401(k)/Profit Sharing Plan

(Full title of the plan)

RANDY P. HELTON

PRESIDENT AND CHIEF EXECUTIVE OFFICER

AMERICAN COMMUNITY BANCSHARES, INC.

4500 CAMERON VALLEY PARKWAY, SUITE 150

CHARLOTTE, NORTH CAROLINA 28211

(704) 225-8444

(Name and address of agent for service)

WITH COPIES TO:

TODD H. EVESON, ESQ.

GAETA & EVESON, P.A.

8305 FALLS OF NEUSE ROAD, SUITE 203

RALEIGH, NORTH CAROLINA 27615

(919) 845-2558

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock $1.00 Par Value	50,000	$17.18	$859,000	$101.10

(1)	Pursuant to Rule 457(c), the Aggregate Offering Price and the Registration Fee have been calculated on the basis of the maximum number of shares to be issued under the Plan and an Offering Price equal to the average of the high and low prices reported on September 30, 2005.

PART I. INFORMATION	REQUIRED IN THE SECTION 10(a) PROSPECTUS

Explanatory Note.

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I (Items 1 and 2) of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plans as required by Rule 428(b) under the Securities Act of 1933 (the “Securities Act”). Such documents are not being filed with the Commission as part of this Registration Statement or prospectuses or prospectus supplements pursuant to Rule 424.

PART II. INFORMATION	REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents filed by Registrant with the Commission under the Securities Act are incorporated herein by reference:

(a)	Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2004;

(b)	Registrant’s Quarterly Report on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005 and Registrant’s Current Reports on Form 8-K filed with the Commission since January 1, 2005

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-4/A (Commission File No. 333-110978) dated January 15, 2004 under the caption “Description of American Community’s Stock” including any amendments and reports filed for the purpose of updating that description.

In addition, all documents subsequently filed with the Commission by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date hereof prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

The Registrant will provide without charge to each person to whom a Prospectus constituting a part of this Registration Statement is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Stephanie D. Helms, Senior

Vice President, Director of Corporate Communications, 4500 Cameron Valley Parkway, Suite 150, Charlotte, North Carolina 28211. Telephone requests may be directed to (704) 225-8444.

Item 6.	Indemnification of Directors and Officers

Registrant is incorporated under the laws of the State of North Carolina. North Carolina’s Business Corporation Act (the “BCA”) contains provisions prescribing the extent to which directors and officers of a corporation shall or may be indemnified.

The BCA permits a corporation, with certain exceptions, to indemnify a current or former officer or director against liability if he acted in good faith and he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, (ii) in all other cases, that his conduct was at least not opposed to its best interests and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

A corporation may not indemnify him in connection with a proceeding by or in the right of the corporation in which he was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he as adjudged liable on the basis that personal benefit was improperly received by him unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such reasonable expenses incurred which the court shall deem proper.

The BCA requires a corporation to indemnify an officer or director in the defense of any proceeding to which he was a party against reasonable expenses to the extent that he is wholly successful on the merits or otherwise in his defense. Indemnification under the BCA generally shall be made by the corporation only upon a determination that indemnification of the director or officer was proper under the circumstances because he met the applicable standard of conduct. Such determination may be made by (i) the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding, (ii) if such a quorum is not obtainable, by majority vote of a committee duly designated by the Board of Directors consisting solely of two or more directors not at the time party to such proceeding; (iii) if such quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iv) by the stockholders of the corporation.

The BCA permits a corporation to provide for indemnification of directors and officers in its Articles of Incorporation or Bylaws or by contract or otherwise, against liability in various proceedings, and to purchase and maintain insurance policies on behalf of these individuals. The Articles of Incorporation of the Registrant provide for the elimination of the personal liability for monetary damages for certain breaches of fiduciary duty and the Bylaws of the Registrant provide for the indemnification of directors and officers to the maximum extent permitted by North Carolina law.

Item 8.	Exhibits

The following exhibits are filed herewith or incorporated herein by reference as a part of the Registration Statement.

Exhibit Number	Description
4.1	Specimen of Registrant’s Common Stock certificate*

5.1	Opinion of Gaeta & Eveson, P.A. as to the legality of the securities being registered (filed herewith)

5.2	Opinion of Nexsen Pruet Adams Kleemeier, LLC as to the compliance of the American Community Bank 401(k)/Profit Sharing Plan with the requirements of ERISA (filed herewith)

5.3	IRS Determination Letter (filed herewith)

23.1	Consent of Dixon Hughes PLLC (filed herewith)

23.2	Consent of Gaeta & Eveson, P.A. (contained in the opinion filed herewith as Exhibit 5.1)

23.3	Consent of Nexsen Pruet Adams Kleemeier, LLC (contained in the opinion filed herewith as Exhibit 5.2)

24.1	Power of Attorney (filed herewith)

*	Incorporated by reference from Registrant’s Statement on Form S-4 (Commission File No. 333-31148) as filed with the Securities and Exchange Commission on February 25, 2000.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against the public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on October 5, 2005.

AMERICAN COMMUNITY BANCSHARES, INC.

By:	/s/ Randy P. Helton
Randy P. Helton
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in following capacities on October 5, 2005.

Signature	Title

/s/ RANDY P. HELTON Randy P. Helton	President and Chief Executive Officer

/s/ DAN R. ELLIS, JR. Dan R. Ellis, Jr.	Chief Financial Officer and Secretary

/s/ ROBERT D. DINSMORE, JR.* Robert D. Dinsmore, Jr.	Director

/s/ FRANK L. GENTRY* Frank L. Gentry	Director

/s/ THOMAS J. HALL* Thomas J. Hall	Director

/s/ LARRY S. HELMS* Larry S. Helms	Director

/s/ BILL MASON* Bill Mason	Director

/s/ V. Stephen Moss* V. Stephen Moss	Director

/s/ Peter A. Pappas* Peter A. Pappas	Director

/s/ L. Steven Phillips* L. Steven Phillips	Director

/s/ ALISON J. SMITH* Alison J. Smith	Director

/s/ L. Carlton Tyson* L. Carlton Tyson	Director

/s/ DAVID D. WHITLEY* David D. Whitley	Director

/s/ GREGORY N. WYLIE* Gregory N. Wylie	Director

* /s/ RANDY P. HELTON By Randy P. Helton	Attorney-in-Fact	October 5, 2005

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT
4.1	Specimen of Registrant’s Common Stock certificate (incorporated by reference)

5.1	Opinion of Gaeta & Eveson, P.A. as to the legality of the securities being registered

5.2	Opinion of Nexsen Pruet Adams Kleemeier, LLC as to the compliance of the American Community Bank 401(k)/Profit Sharing Plan with the requirements of ERISA

5.3	IRS Determination Letter

23.1	Consent of Dixon Hughes PLLC

23.2	Consent of Gaeta & Eveson, P.A. (included in Exhibit 5.1 filed herewith)

23.3	Consent of Nexsen Pruet Adams Kleemeier, LLC (included in Exhibit 5.2 filed herewith)

24.1	Power of Attorney